Exhibit 99.1

PACIFIC PREMIER BANCORP, INC. ANNOUNCES FIRST QUARTER 2006 RESULTS (UNAUDITED)

Costa Mesa, Calif., April 20, 2006 -- Pacific Premier Bancorp, Inc. (NASDAQ:
PPBI) (the "Company"), the holding company of Pacific Premier Bank, F.S.B. (the "Bank"), announced first quarter net income of $1.7 million, or $0.26 per diluted share, compared to net income of $1.6 million, or $0.24 per diluted share, for the first quarter of 2005, an increase of 6.5%. All diluted earnings per share amounts have been adjusted to reflect warrants and stock options outstanding.

Return on average assets (ROAA) for the quarter ended March 31, 2006 was 1.02%, compared to 1.18% for the same period in 2005. The Company's return on average equity (ROAE) for the quarter ended March 31, 2006 was 13.41%, compared to 14.58% for the same period in 2005. The Company's basic and diluted book value per share increased to $9.99 and $8.35, respectively, at March 31, 2006, reflecting an annualized increase of 13.2% and 12.9% from December 31, 2005.

Steven R. Gardner, President and Chief Executive Officer, stated "During the quarter, our people executed our operating strategies as we increased the levels of higher yielding commercial real estate and business loans in our portfolio. These loans brought new business banking relationships to the Bank which, in part, led to the growth of transaction deposits by 5.84%, or 23.37% annualized, over the prior quarter. Additionally, we continued our strategy of selling lower yielding multi-family loans, which allowed us to reduce brokered deposits by $12.6 million. Our first quarter results also reflect our investment in our strategic growth strategy as we add additional bankers to staff our soon to be opened fourth and fifth branches. Although this investment resulted in additional expense during the current quarter, the increased personnel will facilitate our ability to grow business banking relationships and, in turn, grow core deposits in future periods."

For the three months ended March 31, 2006, net interest income increased 11.9% to $4.6 million from $4.1 million for the same period a year earlier. The primary reason for the increase in net interest income was the growth in interest income which totaled $10.4 million during the quarter ended March 31, 2006 versus $7.2 million for the quarter ended March 31, 2005. Growth in interest income was predominately attributable to a 23.4% increase in average loans outstanding of $117.9 million and a 16.6% increase in the average quarterly loan yield to 6.40% from 5.49%, over the prior year period. As part of the Bank's transformation to a commercial banking platform, management has implemented various strategies to increase interest income through the origination of higher yielding commercial real estate and small business loans. Partially offsetting the increase in interest income was an increase in interest expense of 86.8%, or $2.7 million. The increase in interest expense was attributable to increases in average deposits outstanding of $41.2 million and average borrowings of $78.1 million, as well as the increase in the average cost of deposits and borrowings of 96 and 155 basis points, respectively, over the prior year period.

The Company's net interest margin for the quarter ended March 31, 2006 was 2.79% compared to 3.06% for the period ended March 31, 2005, respectively. The decrease in the margin was primarily attributable to increases in the average cost of deposits and borrowings, which was partially offset by an increase in the yield on earning assets of 92 basis points. The increase in the yield earned on assets is attributable to the repricing of the Bank's adjustable-rate loans and the origination of higher yielding commercial real estate and business loans. At March 31, 2006, the Bank's loan portfolio was comprised of $581.6 million of adjustable-rate loans, representing 96.4% of its total loan portfolio at such date. These loans, which include fixed rate hybrid loans with initial terms of 3, 5, 7 and 10 years that become adjustable-rate loans after the initial fixed rate period, have an overall average time to reprice of 14.0 months. The adjustable-rate loan portfolio contains $231.4 million of loans that are scheduled to reprice in April 2006, of which $168.3 million is indexed to the 12 Month Treasury Average rate (12-MTA), a lagging index, and $32.6 million that is indexed to the six-month LIBOR rate. The increase in cost of funds is attributable to the overall rising short-term interest rate environment and strong competitor deposit pricing within the Bank's primary markets.

The provision for loan losses was zero for the three months ended March 31, 2006, compared to $145,000 for the same period in 2005. The decrease in the provision was primarily due to a $1.6 million decrease in net loans outstanding during the quarter compared to a $51.0 million increase in net loans during the same period in 2005. Net charge-offs for the first quarter of 2006 were $58,000 compared to $4,000 for the same period in 2005.

Noninterest income was $946,000 for the three months ended March 31, 2006, compared to $626,000 for the same period ended March 31, 2005. The 51.1% increase was primarily due to increases in gains from loan sales of $317,000 and prepayment penalty income of $174,000 over the same period in 2005. During the first quarter of 2006, the Bank sold $38.9 million of multi-family loans as part of its strategy to diversify its loan portfolio and manage balance sheet growth. Prepayment penalties totaling $267,000 were collected from the early payoff of $12.7 million of multi-family and commercial real estate loans. Partially offsetting the gain from loan sales and prepayment penalty income was a reduction in the recoveries of charged-off loans associated with the Participation Contract of $174,000.

Noninterest expense was $3.7 million for the three months ended March 31, 2006, compared to $2.8 million for the same period ended March 31, 2005. The increase in noninterest expense was the result of increases in compensation and benefits, premises and occupancy expense, and marketing costs of $341,000, $223,000, and $90,000, respectively. These increases are reflective of the Bank's investments in its strategic expansion through de novo branching and the addition of experienced business bankers to staff the new locations. The number of employees at the Bank grew from 75 at March 31, 2005 to 97 at March 31, 2006. A large portion of the increase in premises and occupancy expense, $117,000, is attributable to the rent associated with the Bank's new depository branches in the cities of Costa Mesa and Los Alamitos (both scheduled to open in the second quarter), Newport Beach (scheduled to open in the third quarter) and the SBA loan production office in Pasadena, which opened in January 2006. The Bank expects to continue to add additional staffing in 2006 in connection with the opening of the Newport Beach branch and its continued transition to a commercial banking platform.

The Company's tax provision for the three months ended March 31, 2006 was $151,000. For the same period a year earlier, the tax provision was $156,000. The Company benefited from a reduction in its valuation allowance for deferred taxes of $500,000 in both quarters ending March 31, 2006 and 2005. The Company's valuation allowance for deferred taxes was $1.9 million at March 31, 2006.

Total assets of the Company were $684.9 million as of March 31, 2006, compared to $702.7 million as of December 31, 2005. The $17.8 million, or 2.5%, decrease in total assets was the result of a decrease of $28.7 million, or 84.4%, in cash and cash equivalents which was partially offset by the purchase of Bank Owned Life Insurance ("BOLI") of $10.0 million at the end of March 2006. The reduction in cash and cash equivalents was primarily due to the redemption of $12.6 million and $8.7 million of broker and consumer certificates of deposit ("CDs"), respectively. A reduction in brokered CDs was part of the Bank's stated strategy to reduce, over time, its reliance on wholesale sources of funding. The reduction of consumer CDs is reflective of the Bank's strategy of not matching or exceeding the highest market rates paid on consumer CDs. Management will negotiate rates with customers that have their full or a substantial banking relationship with the Bank and, as such, may lose consumers who are merely shopping for the highest rate in the market.

Net loans decreased by $1.6 million during the quarter, primarily due to loan sales of multi-family loans totaling $38.9 million, which generated net gains of $386,000. Net loans were also impacted by the prepayment of loans totaling $17.3 million which generated prepayment penalty income of $267,000. During the quarter, the Bank originated $57.1 million of new loans consisting of $38.6 million of multi-family, $16.0 million of commercial real estate, and $2.5 million of business loans. Management has utilized loan sales to manage its liquidity, interest rate risk, loan to deposit ratio, diversification of its loan portfolio, and net balance sheet growth, and expects to continue to do so for the foreseeable future. The Bank's pipeline of new loans, at March 31, 2006, was $83.9 million.

The allowance for loan losses decreased $58,000 to $3.0 million as of March 31, 2006, compared to December 31, 2005. The reduction in the allowance for loan losses was primary due to decreases in net loans of $1.6 million and non-accrual loans of $297,000 during the quarter. The allowance for loan losses as a percent of non-accrual loans increased to 216% as of March 31, 2006 from 181% at December 31, 2005. Net non-accrual loans and other real estate owned were $1.2 million and $158,000, respectively, at March 31, 2006, compared to $1.5 million and $211,000, respectively, as of December 31, 2005. The ratio of net nonperforming assets to total assets at March 31, 2006 was 0.20%. All nonperforming assets are concentrated in the Bank's single family residential loans and are associated with its prior origination of sub-prime mortgages, which were discontinued in 2000.

Total deposits were $311.4 million as of March 31, 2006, compared to $327.9 million at December 31, 2005. The decrease in deposits was comprised of decreases in brokered CDs of $12.6 million and retail CDs of $8.7 million, partially offset by an increase in transaction accounts of $4.8 million. The cost of deposits as of March 31, 2006 was 3.44%, an increase of 28 basis points since December 31, 2005.

At March 31, 2006, total borrowings of the Company amounted to $315.3 million, a $2.8 million decrease from December 31, 2005. These borrowings were comprised of the Bank's $230.0 million and $74.0 million of FHLB term borrowings and overnight advances, respectively, $1.0 million of other borrowings and the Company's $10.3 million of subordinated debentures which were used to fund the issuance of trust preferred securities. The total cost of the Company's borrowings and deposits at March 31, 2006 was 3.92% compared to 3.63% at December 31, 2005.

The Bank's tier 1 (core) capital and total risk-based capital ratios at March 31, 2006 were 8.18% and 12.09%, respectively. The minimum ratios for well-capitalized banks are 5.00% and 10.00% for tier 1 (core) capital and risk-based capital, respectively.

The Company owns all of the capital stock of the Bank, a federal savings bank. We currently provide business and consumer banking products to our customers through our three full-service depository branches and a loan production office in Southern California located in the cities of San Bernardino, Seal Beach, Huntington Beach, and Pasadena. The Bank is scheduled to open its fourth and fifth branches in Los Alamitos and Costa Mesa, California, respectively, during the second quarter of 2006 and its sixth branch in Newport Beach, California in the third quarter of 2006.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward looking statements based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve risks and uncertainties. These include, but are not limited to, the following risks: (1) changes in the performance of the financial markets, (2) changes in the demand for and market acceptance of the Company's products and services, (3) changes in general economic conditions including interest rates, presence of competitors with greater financial resources, and the impact of competitive projects and pricing, (4) the effect of the Company's policies, (5) the continued availability of adequate funding sources, and (6) various legal, regulatory and litigation risks.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner
President/CEO
714.431.4000

John Shindler
Executive Vice President/CFO
714.431.4000

                     PACIFIC PREMIER BANCORP AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                 (In thousands)

                                                                  MARCH 31,    DECEMBER 31,
                                                                    2006           2005
                                                                ------------   ------------
                                                                (Unaudited)     (Audited)
ASSETS
-----------------------------------------------------------
Cash and due from banks                                         $      5,314   $     10,055
Federal Funds Sold                                                       -           24,000
                                                                ------------   ------------
    Cash and cash equivalents                                          5,314         34,055
Investment securities available for sale                              35,641         35,850
Investment securities held to maturity                                14,288         13,945
Loans held for sale                                                      415            456
Loans held for investment, net of allowance for loan losses
  of $2,992 in 2006 and $3,050 in 2005 respectively                  601,351        602,937
Accrued interest receivable                                            3,176          3,007
Foreclosed real estate                                                   158            211
Premises and equipment                                                 6,208          5,984
Income taxes receivable                                                  212            133
Deferred income taxes                                                  5,766          5,188
Bank Owned Life Insurance                                             10,001            -
Other assets                                                           2,371            967
                                                                ------------   ------------
  Total assets                                                  $    684,901   $    702,733
                                                                ============   ============
LIABILITIES AND STOCKHOLDERS' EQUITY
-----------------------------------------------------------
LIABILITIES:
  Deposit accounts
    Transaction accounts                                        $     86,599   $     81,816
    Certificates of deposit                                          224,819        246,120
                                                                ------------   ------------
Total Deposits                                                       311,418        327,936
Other borrowings                                                     305,000        307,835
Subordinated debentures                                               10,310         10,310
Accrued expenses and other liabilities                                 5,545          6,073
                                                                ------------   ------------
  Total liabilities                                                  632,273        652,154
                                                                ------------   ------------
STOCKHOLDERS' EQUITY:
  Common stock, $.01 par value                                            53             53
  Additional paid-in capital                                          67,618         67,198
  Accumulated deficit                                                (14,319)       (16,059)
  Unrealized loss on available for sale securities, net of tax          (724)          (613)
                                                                ------------   ------------
    Total stockholders' equity                                        52,628         50,579
                                                                ------------   ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                      $    684,901   $    702,733
                                                                ============   ============

                     PACIFIC PREMIER BANCORP AND SUBSIDIARY
                          CONSOLIDATED INCOME STATEMENT
                 UNAUDITED (In thousands, except per share data)

                                                              THREE MONTHS ENDED
                                                          ---------------------------
                                                            MARCH 31,      MARCH 31,
                                                              2006           2005
                                                          ------------   ------------
INTEREST INCOME:
-------------------------------------------------------
  Loans                                                   $      9,770   $      6,767
  Other interest-earning assets                                    604            440
                                                          ------------   ------------
    Total interest income                                       10,374          7,207
                                                          ------------   ------------
INTEREST EXPENSE:
-------------------------------------------------------
  Interest-bearing deposits                                      2,710          1,680
  Other borrowings                                               2,861          1,266
  Subordinated debentures                                          184            135
                                                          ------------   ------------
    Total interest expense                                       5,755          3,081
                                                          ------------   ------------
NET INTEREST INCOME                                              4,619          4,126
                                                          ------------   ------------
PROVISION FOR LOAN LOSSES                                            -            145
                                                          ------------   ------------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES              4,619          3,981
                                                          ------------   ------------
NONINTEREST INCOME:
-------------------------------------------------------
  Loan servicing fee income                                        338            152
  Bank and other fee income                                        102            128
  Net gain from loan sales                                         386             69
  Other income                                                     120            277
                                                          ------------   ------------
    Total noninterest income                                       946            626
                                                          ------------   ------------
NONINTEREST EXPENSE:
-------------------------------------------------------
  Compensation and benefits                                      2,230          1,889
  Premises and occupancy                                           545            322
  Data processing                                                   95             83
  Net loss (gain) on foreclosed real estate                         81             (9)
  Marketing expense                                                133             43
  Other expense                                                    590            489
                                                          ------------   ------------
    Total noninterest expense                                    3,674          2,817
                                                          ------------   ------------
NET INCOME BEFORE TAXES                                          1,891          1,790
PROVISION FOR INCOME TAXES                                         151            156
                                                          ------------   ------------
NET INCOME                                                $      1,740   $      1,634
                                                          ============   ============
Basic Average Shares Outstanding                             5,254,160      5,258,738
Basic Earnings per Share                                  $       0.33   $       0.31

Diluted Average Shares Outstanding                           6,681,371      6,699,788
Diluted Earnings per Share                                $       0.26   $       0.24

                     PACIFIC PREMIER BANCORP AND SUBSIDIARY
                             STATISTICAL INFORMATION
                            UNAUDITED (In thousands)

                                                       AS OF           AS OF           AS OF
                                                      MARCH 31,     DECEMBER 31,      MARCH 31,
                                                        2006            2005            2005
                                                    ------------    ------------    ------------
ASSET QUALITY:
--------------------------------------------------
Non-accrual loans, net of specific allowance        $      1,205    $      1,502    $      1,734
Real estate owned                                   $        158    $        211    $        264
Nonperforming assets, net of specific allowance     $      1,363    $      1,713    $      1,998
Net charge-offs (recoveries) for the quarter ended  $         58    $        (92)   $          4
Allowance for loan losses                           $      2,992    $      3,050    $      2,767
Net charge-offs to average loans, annualized                0.04%          (0.06)%          0.00%
Net non-accrual loans to total loans                        0.20%           0.25%           0.33%
Net non-accrual loans to total assets                       0.18%           0.21%           0.30%
Net non-performing assets to total assets                   0.20%           0.24%           0.34%
Allowance for loan losses to total loans                    0.49%           0.50%           0.53%
Allowance for loan losses to non-accrual loans            215.90%         180.82%         142.06%

AVERAGE BALANCE SHEET: FOR THE QUARTER ENDED
--------------------------------------------------
Total assets                                        $    683,151    $    666,938    $    554,062
Loans                                               $    610,581    $    595,328    $    492,721
Deposits                                            $    331,723    $    329,799    $    290,482
Borrowings                                          $    282,318    $    269,579    $    204,250
Subordinated debentures                             $     10,310    $     10,310    $     10,310

SHARE DATA:
--------------------------------------------------
Basic book value                                    $       9.99    $       9.67    $       8.65
Diluted book value                                  $       8.35    $       8.09    $       7.28
Closing stock price                                 $      11.73    $      11.80    $      11.00

PACIFIC PREMIER BANK CAPITAL:
--------------------------------------------------
Tier 1 (core) capital                               $     55,660    $     54,376    $     50,498
Tier 1 (core) capital ratio                                 8.18%           7.79%           8.65%
Total risk-based capital ratio                             12.09%          11.78%          13.02%

LOAN PORTFOLIO
--------------------------------------------------
Real estate loans:
   Multi-family                                     $    446,398    $    459,714    $    426,784
   Commercial and land                                   136,209         125,426          75,025
   One-to-four family                                     15,429          16,561          19,853
Business loans                                             5,432           3,248             844
Other loans                                                   27              27              77
                                                    ------------    ------------    ------------
Total gross loans                                   $    603,495    $    604,976    $    522,583
                                                    ============    ============    ============

                                                    Three Months    Three Months    Three Months
                                                        Ended           Ended           Ended
                                                      March 31,     December 31,      March 31,
                                                        2006            2005            2005
                                                    ------------    ------------    ------------
PROFITABILITY AND PRODUCTIVITY:
----------------------------------------------------
Return on average assets                                    1.02%           1.02%           1.18%
Return on average equity                                   13.41%          13.58%          14.58%
Net interest margin                                         2.79%           2.75%           3.06%
Non-interest expense to total assets                        2.15%           1.49%           1.92%
Efficiency ratio                                           64.56%          62.05%          59.47%